Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for First Quarter 2014

•	First quarter 2014 revenue and adjusted EBITDA were $1.1 billion and $289 million, respectively

•	Financial results and Adjusted EBITDA include a pre-tax gain of $250 million from the Rice Energy transaction

•	Cost reduction initiatives yielding results with solid first quarter adjusted Eastern cost of coal sales

•	Domestic thermal inquiries and RFPs showing improvement in all regions

•	Updating 2014 guidance to reflect anticipated thermal and metallurgical coal market conditions; reducing eastern cost of coal sales and capital expenditures guidance

•	Received West Virginia Coal Association award for reclamation and Appalachian Regional Reforestation Initiative award for reforestation

•	Improved liquidity position to more than $2.1 billion, including nearly $1.2 billion in cash and marketable securities, and continued focus on managing debt maturities

BRISTOL, Va., May 1, 2014-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a first quarter 2014 net loss of $56 million or $0.25 per diluted share compared with a net loss of $111 million or $0.50 per diluted share in the first quarter of 2013. Excluding the items described in “Reconciliation of Adjusted Net Income (Loss) to Net Loss,” the first quarter 2014 adjusted net income was $15 million or $0.07 per diluted share compared with adjusted net loss of $104 million or $0.47 per diluted share in the first quarter of 2013.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the first quarter of 2014 was $265 million, compared with EBITDA of $105 million in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the first quarter 2014 Adjusted EBITDA was $289 million, compared with $117 million in the first quarter of 2013.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q1 2014	Q4 2013	Q1 2013
Coal revenues	$952.8	$965.6	$1,140.4
Net loss	($55.7)	($358.8)	($110.8)
Net loss per diluted share	($0.25)	($1.62)	($0.50)
Adjusted net income (loss)[1]	$15.5	($115.2)	($104.4)
Adjusted net income (loss) per diluted share[1]	$0.07	($0.52)	($0.47)
EBITDA[1]	$264.8	$16.4	$104.8
Adjusted EBITDA[1]	$289.1	$71.4	$117.1
Tons of coal sold	21.4	20.6	22.9
Weighted average coal margin per ton	$3.21	$4.57	$6.12
Adjusted weighted average coal margin per ton[1]	$3.23	$5.59	$6.23

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“While the first quarter remained challenging for the coal industry, particularly in the metallurgical market, the actions we have taken to rationalize our cost base and strengthen our balance sheet are positively impacting those aspects of our business that we can control. For example, adjusted cost of coal sales per ton in the East continues to decrease, averaging $65.73 in the first quarter and beating the midpoint of our annual expectations of $67.00, allowing us to reduce our Eastern cost of coal sales guidance to a midpoint of $66.50,” said Kevin Crutchfield, chairman and CEO.

“We’re particularly pleased that we’ve been able to take substantial costs out of our business while maintaining our commitment to ‘Running Right.’ As evidence of this, our Mine Safety and Health Administration violations per inspected day remained unchanged from the first quarter of 2013 and our Significant and Substantial (S&S) citations were down 10%. Beyond safety, we remain on the forefront of reclamation innovation at our mine sites and are proud to be recognized for these efforts as our Whitman Surface Mine won Appalachian Regional Reforestation Initiative’s Excellence in Reforestation award, and White Flame Surface Mine #9 won the West Virginia Coal Associations Surface Reclamation Award.”

“Financially, we remained focused on prudent balance sheet management and, as a result of our cost management initiatives and proceeds from the exchange of our joint venture interest in Alpha Shale, we increased Alpha’s total liquidity to more than $2.1 billion with cash, cash equivalents and marketable securities of nearly $1.2 billion. This allows us to maintain our financial flexibility, continue our cyclical resilience, and position Alpha to take advantage of potential improvements in the coal markets when they occur. We also reduced our outstanding 2015 convertible debt to $159 million from $194 million, as part of our ongoing efforts to manage our maturities effectively.”

“Oversupply remains the most significant challenge in the coal markets right now, and particularly in the seaborne segment. Alpha is lowering its metallurgical coal shipment guidance for the year to 15 to 18 million tons, down from 16 to 20 million tons as previously disclosed. Alpha has a long track record of reacting quickly and appropriately to market issues, and we are carefully monitoring our production levels in light of strong headwinds. While domestic thermal prices have firmed up, the seaborne thermal and metallurgical coal markets remain difficult. Alpha believes, however, that metallurgical coal prices have bottomed and will begin to improve in the latter part of the year and into 2015, and that the Company is well positioned to continue managing its costs and balance sheet in the interim.”

Financial Performance

•
Total revenues in the first quarter of 2014 were $1.1 billion compared with $1.3 billion in the first quarter of 2013, and coal revenues were $1.0 billion, down from $1.1 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations and lower shipments of metallurgical and steam coal. Freight and handling revenues and other revenues were $134 million and $25 million, respectively, during the first quarter of 2014, versus $157 million and $36 million, respectively, in the first quarter of 2013.

During the first quarter of 2014, metallurgical coal shipments were 4.4 million tons, compared with 5.1 million tons in the first quarter of 2013 and 4.4 million tons in the prior quarter. Alpha shipped 9.4 million tons of Powder River Basin (PRB) coal during the quarter, compared with 10.0 million tons in the year-ago period and 9.3 million tons in the prior quarter. Eastern steam coal shipments were 7.6 million tons, compared with 7.9 million tons in the year-ago period and 6.8 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the first quarter was $89.99, down from $103.28 in the first quarter last year and $96.53 in the prior quarter. The average per-ton realization for PRB shipments was $12.26, compared with $13.03 in the first quarter last year and $12.48 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $58.25, compared with $61.90 in the year-ago period and $61.66 in the prior quarter.

•
Total costs and expenses during the first quarter of 2014 were $1.3 billion, compared with $1.5 billion in the first quarter of 2013 and $1.3 billion in the fourth quarter of 2013. Cost of coal sales was $0.9 billion, compared with $1.0 billion in the year-ago period and $0.9 billion in the prior quarter. The cost of coal sales in the East averaged $65.76 per ton, compared with $69.52 in the first quarter last year and $68.85 in the prior quarter. Excluding $0.03 per ton of merger-related expenses, the adjusted cost of coal sales in the East averaged $65.73 per ton, compared with $69.33 in the first quarter last year, which excluded $0.19 per ton of merger-related expense, and $66.97 in the fourth quarter of 2013 which excluded $1.66 per ton of merger-related expense and a $0.22 per ton impact from provision for regulatory costs. The quarter-over-quarter reduction in Eastern adjusted cost of coal sales per ton was primarily driven by Alpha’s cost reduction initiatives. The cost of coal sales per ton for Alpha Coal West’s PRB mines was $10.23 during the first quarter of 2014, compared with cost of coal sales per ton of $10.02 in the first quarter of 2013 and $10.29 in the prior quarter.

•
Selling, general and administrative (SG&A) expense in the first quarter of 2014 was $41 million, compared with SG&A expense of $44 million in the first quarter of 2013, with the decrease primarily reflecting lower overhead costs resulting from Alpha’s cost reduction initiatives and decreased professional fees in the current quarter. Depreciation, depletion and amortization (DD&A) decreased to $200 million during the first quarter of 2014 from $239 million in the year-ago period primarily due to lower cost depletion resulting from lower coal production volumes and lower capital expenditures. Amortization of acquired intangibles, net, was an expense of $9 million during the first quarter of 2014, compared with a benefit of $5 million in the first quarter of 2013, primarily due to the completion of shipments under many of the below-market coal supply agreements acquired from Massey.

•
Alpha recorded a net loss of $56 million, or $0.25 per diluted share, during the first quarter of 2014, compared with a net loss of $111 million, or $0.50 per diluted share, during the first quarter of 2013. The net loss for the first quarter of 2014 includes a pre-tax gain of approximately $250 million from the exchange of the Alpha Shale joint venture with Rice Energy.

Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the first quarter 2014 adjusted net income was $15 million, or $0.07 per diluted share, compared with adjusted net loss of $104 million, or $0.47 per diluted share, in the first quarter of 2013.

•
EBITDA was $265 million in the first quarter of 2014, compared with EBITDA of $105 million in the year ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $289 million in the first quarter of 2014, compared with $117 million in the first quarter of 2013. EBITDA and Adjusted EBITDA for the first quarter of 2014 include a pre-tax gain of approximately $250 million from the exchange of the Alpha Shale joint venture with Rice Energy.

Liquidity and Capital Resources

Cash used in operating activities for the quarter ended March 31, 2014 was $54 million, compared with cash provided by operating activities of $65 million for the first quarter of 2013. Capital expenditures for the first quarter of 2014 were $40 million, compared with $44 million in the first quarter of 2013.

As of the end of the first quarter of 2014, Alpha had total liquidity of approximately $2.1 billion, consisting of cash, cash equivalents and marketable securities of nearly $1.2 billion, which includes $100 million in cash and approximately 9.5 million shares of Rice Energy, valued at approximately $251 million, plus more than $0.9 billion available under the company’s secured credit facility. Rice Energy shares held by Alpha are subject to customary lock-up provisions which expire on July 22, 2014. Total long-term debt, net of debt discounts, and including the current portion of long-term debt as of March 31, 2014, was approximately $3.4 billion, including approximately $159 million of senior convertible notes maturing in 2015.

Market Overview

Metallurgical Coal

The global seaborne market for metallurgical coal remains challenged with pricing softening further in early 2014, impacted by the seasonal slowdown in Chinese iron production, relatively weak foreign currencies of major producing countries, and increased production of coking coal, primarily out of Australia. Metallurgical coal remains oversupplied, and in our view a large portion of the global seaborne market is generating negative free cash flow at realizations influenced by the second quarter Asian hard coking coal (HCC) quarterly benchmark, which declined $23 per metric ton to $120.

We believe the pricing implied by the Asian HCC benchmark is unsustainable, and we believe that we may be in the early phase of a necessary rationalization in the metallurgical coal market. A round of supply cuts has already begun in Australia, Canada and the U.S. with large producers idling mines or lowering production. Since the beginning of 2014, there have been announcements of more than 10 million tons scheduled to come offline during 2014 with further cuts anticipated in the next few months.

As we indicated on our last earnings call, we expect the oversupply in metallurgical coal to continue for most, if not all, of 2014, but we see the potential for a better supply/demand balance and improved metallurgical coal pricing taking hold in 2015. European economies continue to show improvement, and fundamentals for integrated European steel mills also seem to be improving, which should support increased opportunity in the Atlantic export market. We believe our metallurgical coal franchise is well positioned over the long-term, and will be able to take advantage of improving supply and demand characteristics.

Thermal Coal

Thermal coal is a more constructive market right now and is returning to a normalized level at a faster rate than metallurgical coal. With international thermal coal encountering a weak pricing environment so far this year, we believe domestic thermal coal presents the greatest opportunity, and we are beginning to see positive developments that could be a precursor to an increasingly favorable pricing environment in the coming months. As prices begin to firm, we see the continuation of a trend that began in early 2014, with RFP activity strengthening and buying interest extending into full year 2015 and beyond.

With the return of more normal winter conditions from the warmer winters we’ve been experiencing, utilities across much of the U.S. grappled with extensive rail and barge disruptions at the same time their burns returned to more normal winter levels. As a result, coal stockpiles dropped to an estimated 118 million tons by the end of March, with many regions touching 10-year-plus lows. Natural gas inventories are also at multi-year lows, down nearly 50% from the year ago period to just under 900 BcF, which should support natural gas prices and strengthen coal’s competitiveness in the domestic market.

The Powder River Basin (PRB) is currently showing strength in light of very tight utility inventories and strong burn over the last three months, and we believe there is strong potential for this to continue. Days of coal burn in the PRB is approximately 45 days, compared to the 5-year average of approximately 69 days, and approximately 57 days at the end of December 2013. Utility inventories in Northern Appalachia (NAPP) are also at multi-year lows, with approximately 46 days of burn at the end of March, down roughly 15 days from December and 24 days from March 2013.

Contracting in Central Appalachia (CAPP) is beginning to look more promising, with a meaningful increase in RFPs, including term business into 2015. Utility stock piles in CAPP are below the normal 5-year average days of burn at approximately 68 days, down from approximately 118 days in December 2013 and 124 days a year ago.

In the seaborne market, API2 spot pricing remains weak in the upper $70s. We believe most U.S. thermal coal production, and essentially all CAPP thermal coal production, is uneconomic at this level. European demand has been muted as a result of a mild winter, and the late March opening of Puerto Drummond in Colombia has resulted in further bearish sentiment around API2 pricing. While pricing for calendar year 2015 has improved over the past month to approximately $83, we believe this is still somewhat below a breakeven point for a majority of U.S. producers.

Despite recent headwinds, we believe that the long-term fundamentals of the seaborne thermal coal market are favorable. Thermal demand in Europe is expected to increase due to an increased number of proposed coal-fired plants, especially in Germany, and an increasing desire to lessen reliance on Russian coal and natural gas. The increasing shift in Europe back to coal as a fuel-of-choice is a clear acknowledgement that an energy policy rooted in renewable subsidization translates to a less reliable energy portfolio and places a costly burden on job creators and consumers alike.

2014 Outlook

We are adjusting our 2014 shipments guidance for Eastern metallurgical and Eastern steam coals primarily in response to weak pricing for low-quality metallurgical coals, which are currently selling below thermal prices. We now expect to ship between 78 and 88 million tons, including 15 to 18 million tons of Eastern metallurgical coal, 26 to 30 million tons of Eastern steam coal, and 37 to 40 million tons of Western steam coal out of the PRB. As of April 16, 2014, 86 percent of the midpoint of anticipated 2014 metallurgical coal shipments was committed and priced at an average expected per ton realization of $88.90. Based on the midpoint of guidance, 86 percent of anticipated 2014 Eastern steam coal shipments were committed and priced at an average expected per ton realization of $59.06; and 100 percent of the midpoint of anticipated 2014 PRB shipments was committed and priced at an average expected per ton realization of $12.04. Alpha’s 2014 guidance for its Eastern adjusted cost of coal sales per ton is now $64.00 to $69.00, while Western cost of coal sales per ton is unchanged at $9.50 to $10.50 per ton. Guidance for capital expenditures is reduced to $225 million to $275 million. SG&A guidance, which excludes merger related expenses, remains $110 million to $140 million. The company increased depletion, depreciation and amortization to a range of $700 million to $800 million. Interest expense guidance remains at $240 million to $255 million of which approximately $200 million to $210 million is cash interest.

Guidance
(in millions, except per ton and percentage amounts)

2014
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$12.04
Eastern Steam	$59.06
Eastern Metallurgical	$88.90
Coal Shipments (tons)[3,4]	78 - 88
West	37 - 40
Eastern Steam	26 - 30
Eastern Metallurgical	15 - 18
Committed and Priced (%)[3,5]	92%
West	100%
Eastern Steam	86%
Eastern Metallurgical	86%
Committed and Unpriced (%)[3,5]	6%
West	0%
Eastern Steam	13%
Eastern Metallurgical	9%
West - Adjusted Cost of Coal Sales per Ton[6]	$9.50 - $10.50
East - Adjusted Cost of Coal Sales per Ton[6]	$64.00 - $69.00
Selling, General & Administrative Expense	$110 - $140
Depletion, Depreciation & Amortization	$700 - $800
Interest Expense	$240 - $255
Capital Expenditures[7]	$225 - $275

Notes:

1.	Based on committed and priced coal shipments as of April 16, 2014.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.
The 2014 shipment range for Eastern steam coal reflects the anticipated impact of a June 2014 longwall move at the Cumberland mine. Mining commenced in a new district at the Emerald longwall in April 2014.

5.	As of April 16, 2014, compared with the midpoint of shipment guidance range.

6.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted.

7.	Includes the fourth of five annual bonus bid payments on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right process, and an environmental steward in the communities where we operate. For more information, visit Alpha’s official website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel, including demand for U.S. coal exports;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	our production capabilities and costs;

•	inherent risks of coal mining beyond our control, and our ability to utilize our coal assets fully and replace reserves as they are depleted;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with those changes;

•	competition in coal markets;

•	future legislation, regulatory and court decisions and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by our customers to receive coal under agreed contract terms;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to negotiate new United Mine Workers of America (“UMWA”) wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third party coal supplies;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	goodwill and long-lived asset impairment charges;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants and other terms in our secured credit facility and the indentures governing our outstanding debt securities;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	certain terms of our outstanding debt securities, including conversions of some of our convertible senior debt securities, that may adversely impact our liquidity; and

•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Higginbottom
Director, Media Relations
276-285-2037
shigginbottom@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted diluted income (loss) per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Income (Loss) to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues:
Coal revenues	$952,820	$1,140,389
Freight and handling revenues	134,202	157,167
Other revenues	24,751	36,035
Total revenues	1,111,773	1,333,591

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	896,584	1,011,841
Freight and handling costs	134,202	157,167
Other expenses	15,194	6,999
Depreciation, depletion and amortization	200,295	239,013
Amortization of acquired intangibles, net	9,279	(5,431)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	41,197	43,626
Asset impairment and restructuring	9,499	11,076
Total costs and expenses	1,306,250	1,464,291

Loss from operations	(194,477)	(130,700)

Other income (expense):
Interest expense	(64,962)	(59,401)
Interest income	616	1,026
Loss on early extinguishment of debt	(1,804)	—
Gain on exchange of equity-method investment	250,331	—
Miscellaneous income, net	1,156	1,929
Total other income (expense), net	185,337	(56,446)

Loss before income taxes	(9,140)	(187,146)
Income tax (expense) benefit	(46,558)	76,358
Net loss	$(55,698)	$(110,788)

Loss per common share:
Basic loss per common share:	$(0.25)	$(0.50)
Diluted loss per common share:	$(0.25)	$(0.50)

Weighted average shares outstanding:
Weighted average shares--basic	221,154,062	220,741,805
Weighted average shares--diluted	221,154,062	220,741,805

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013

Tons sold (1):
Powder River Basin	9,447	9,339	9,953
Eastern steam	7,585	6,834	7,901
Eastern metallurgical	4,391	4,430	5,051
Total	21,423	20,603	22,905

Average realized price per ton sold (2):
Powder River Basin	$12.26	$12.48	$13.03
Eastern steam	$58.25	$61.66	$61.90
Eastern metallurgical	$89.99	$96.53	$103.28
Weighted average total	$44.48	$46.87	$49.79

Coal revenues:
Powder River Basin	$115,785	$116,559	$129,690
Eastern steam	441,861	421,394	489,044
Eastern metallurgical	395,174	427,616	521,655
Total coal revenues	$952,820	$965,569	$1,140,389

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$10.23	$10.29	$10.02
East (4)	$65.73	$66.97	$69.33
Adjusted weighted average total	$41.25	$41.28	$43.56

Adjusted weighted average coal margin per ton (9)	$3.23	$5.59	$6.23
Adjusted weighted average coal margin percentage (10)	7.3%	11.9%	12.5%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$10.23	$10.29	$10.02
East (4)	$65.76	$68.85	$69.52
Weighted average total	$41.27	$42.30	$43.67

Weighted average coal margin per ton (5)	$3.21	$4.57	$6.12
Weighted average coal margin percentage (6)	7.2%	9.8%	12.3%

Net cash (used in) provided by operating activities	$(53,961)	$(69,561)	$65,398
Capital expenditures (12)	$39,718	$94,662	$44,186

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended March 31, 2014, December 31, 2013, and March 31, 2013, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Cost of coal sales per ton-East	$65.76	$68.85	$69.52
Impact of provision for regulatory costs	—	(0.22)	—
Impact of merger-related expenses	(0.03)	(1.66)	(0.19)
Adjusted cost of coal sales per ton-East	$65.73	$66.97	$69.33

(12) Capital Expenditures for the three months ended December 31, 2013 includes the annual bonus bid payment on the Federal Lease by Application.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$533,113	$619,644
Trade accounts receivable, net	368,898	287,655
Inventories, net	303,920	304,863
Short-term marketable securities	393,911	337,069
Prepaid expenses and other current assets	438,199	439,193
Total current assets	2,038,041	1,988,424
Property, equipment and mine development costs, net	1,719,069	1,798,648
Owned and leased mineral rights and land, net	7,057,674	7,157,506
Goodwill, net	308,651	308,651
Long-term marketable securities	251,333	—
Other non-current assets	458,935	546,029
Total assets	$11,833,703	$11,799,258

Current portion of long-term debt	$29,335	$29,169
Trade accounts payable	254,466	234,951
Accrued expenses and other current liabilities	1,006,540	978,695
Total current liabilities	1,290,341	1,242,815
Long-term debt	3,366,178	3,398,434
Pension and postretirement medical benefit obligations	994,270	990,124
Asset retirement obligations	730,189	728,575
Deferred income taxes	946,439	901,552
Other non-current liabilities	456,340	465,892
Total liabilities	7,783,757	7,727,392

Total stockholders' equity	4,049,946	4,071,866
Total liabilities and stockholders' equity	$11,833,703	$11,799,258

	As of
	March 31, 2014	December 31, 2013
Liquidity ($ in 000's):
Cash and cash equivalents	$533,113	$619,644
Short-term marketable securities	393,911	337,069
Long-term Marketable securities (1)	251,333	—
Total cash, cash equivalents and marketable securities	1,178,357	956,713
Unused revolving credit facilities (2)	966,400	966,000
Total liquidity	$2,144,757	$1,922,713

(1) Shares of Rice Energy Inc. are subject to customary lockup provisions which expire on July 22, 2014.
(2) The revolving credit facility is subject to a minimum liquidity requirement of $300 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Operating activities:
Net loss	$(55,698)	$(110,788)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation, depletion, accretion and amortization	228,630	266,340
Amortization of acquired intangibles, net	9,279	(5,431)
Mark-to-market adjustments for derivatives	(760)	5,347
Stock-based compensation	5,371	5,734
Employee benefit plans, net	14,353	14,522
Loss on early extinguishment of debt	1,804	—
Deferred income taxes	45,738	(78,224)
Gain on exchange of equity-method investment	(250,331)	—
Asset impairment and restructuring	9,499	11,076
Other, net	9,865	(830)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(81,243)	15,918
Inventories, net	943	(19,651)
Prepaid expenses and other current assets	(30,138)	22,186
Other non-current assets	8,614	8,411
Trade accounts payable	32,044	(1,014)
Accrued expenses and other current liabilities	23,077	35,812
Pension and postretirement medical benefit obligations	(8,714)	(8,713)
Asset retirement obligations	(11,506)	(11,356)
Other non-current liabilities	(4,788)	(83,941)
Net cash provided by (used in) operating activities	(53,961)	65,398

Investing activities:
Capital expenditures	(39,718)	(44,186)
Purchases of marketable securities	(153,648)	(258,633)
Sales of marketable securities	95,164	132,211
Proceeds from exchange of equity-method investment, net	96,732	—
Other, net	1,511	4,205
Net cash provided by (used in) investing activities	41	(166,403)

Financing activities:
Principal repayments of long-term debt	(27,145)	(15,000)
Principal repayments of capital lease obligations	(4,423)	(3,385)
Common stock repurchases	(1,043)	(938)
Net cash used in financing activities	(32,611)	(19,323)

Net decrease in cash and cash equivalents	$(86,531)	$(120,328)
Cash and cash equivalents at beginning of period	$619,644	$730,723
Cash and cash equivalents at end of period	$533,113	$610,395

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013

Net loss	$(55,698)	$(358,788)	$(110,788)
Interest expense	64,962	64,001	59,401
Interest income	(616)	(384)	(1,026)
Income tax (benefit) expense	46,558	92,472	(76,358)
Depreciation, depletion and amortization	200,295	215,000	239,013
Amortization of acquired intangibles, net	9,279	4,148	(5,431)
EBITDA	264,780	16,449	104,811
Asset impairment and restructuring	9,499	12,915	11,076
Change in fair value and settlement of derivative instruments	6,537	13,466	4,771
Merger related expense (benefit)	6,498	18,661	(3,531)
Provision for regulatory costs	—	2,500	—
Loss on early extinguishment of debt	1,804	7,425	—
Adjusted EBITDA	$289,118	$71,416	$117,127

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013

Net loss	$(55,698)	$(358,788)	$(110,788)
Asset impairment and restructuring	9,499	12,915	11,076
Change in fair value and settlement of derivative instruments	6,537	13,466	4,771
Merger related expense (benefit)	6,498	18,661	(3,531)
Provision for regulatory costs	—	2,500	—
Loss on early extinguishment of debt	1,804	7,425	—
Amortization of acquired intangibles, net	9,279	4,148	(5,431)
Estimated income tax effect of above adjustments	(12,547)	(20,621)	(2,531)
Discrete tax charge from valuation allowance adjustment	50,118	205,067	2,083
Adjusted net income (loss)	$15,490	$(115,227)	$(104,351)

Weighted average shares--diluted	224,748,934	220,981,272	220,741,805

Adjusted diluted income (loss) per common share	$0.07	$(0.52)	$(0.47)

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.